Exhibit 10.1

EMPLOYMENT AGREEMENT

        AGREEMENT (the “Agreement”), dated as of September 26, 2005, by and between NOVADEL PHARMA, INC., a Delaware corporation with principal executive offices at 25 Minneakoning Rd., Flemington, New Jersey 08822 (the “Company”), and JAN H. EGBERTS, residing at 210 Arreton Road, Princeton, New Jersey 08540 (the “Executive”).

W I T N E S S E T H:

        WHEREAS, the Company desires to employ the Executive initially as Chief Operating Officer and thereafter commencing December 23, 2005, as President and Chief Executive Officer of the Company, and the Executive desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

        1.    Employment.

        The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

        2.    Term.

        The employment of the Executive by the Company as provided in Section 1 shall be for a period of two (2) years commencing on the date hereof, unless sooner terminated in accordance with the provisions of Section 9 below (the “Term”).

        3.    Duties; Best Efforts; Place of Performance.

              (a)    The Executive shall initially serve as Chief Operating Officer and commencing December 23, 2005 as President and Chief Executive Officer of the Company and shall perform, subject to the direction of the Board of Directors of the Company, such duties as are customarily performed by the Chief Operating Officer and commencing December 23, 2005 as President and Chief Executive Officer. The Executive shall also have such other powers and duties as may be from time to time prescribed by the Board of Directors of the Company, provided that the nature of the Executive’s powers and duties so prescribed shall not be inconsistent with the Executive’s position and duties hereunder.

              (b)    The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not, during the Term, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Notwithstanding the above, Executive may hold external directorships or executive positions with the advance approval of the Company’s Board of Directors.

              (c)    The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Flemington, New Jersey, subject to reasonable travel requirements on behalf of the Company.

        4.    Directorship. The Company shall use its best efforts to cause the Executive to be elected as a member of its Board of Directors at the next Annual Shareholder Meeting and shall include him in the management slate for election as a director at every stockholders’ meeting during the Term at which his term as a director would otherwise expire. The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any additional compensation therefore, other than as specified in this Agreement. The Executive shall have the opportunity to serve as director of the Board for other companies with the approval of the Company’s Board of Directors.

        5.    Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

              (a)    Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at a rate of $350,000 per annum, payable in equal semi-monthly installments during the Term. The Board of Directors of the Company shall no less than annually review the Base Salary to determine whether an increase in the amount thereof is warranted taking into consideration any change in the consumer price index and the performance of Executive.

              (b)    Bonus. The Company shall pay the Executive upon assuming the title President and Chief Executive Officer an annual bonus (the “Bonus”) equal to 50% of base salary as target. The amount of bonus paid out shall be tied to performance against objectives as approved by the Compensation Committee, which will be established no later than December 15th of each calendar year. Such bonus will be paid at the end of each calendar year, intitial payment December 2006, for the period commencing on January 1 2006. Executive shall receive on the date he assumes the position of President, an interim Bonus from September 26, 2005 until assuming the role as President and Chief Executive Officer, in an amount equal to 50% of his pro-rated base salary for the prorated term. Such bonus will be paid in December 2005.

              (c)    Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

              (d)    Stock Options. On the first day of employment, and as additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company shall grant the Executive non-qualified stock options (“Stock Options”) to purchase 1,622,700 shares of Common Stock of the Company. Such option grant will have a term of five (5) years. The stock options shall vest ratably over a three-year period ending on the third anniversary of the date of the stock option grant, so that 540,900 shares of the Company’s Common Stock will vest on each of September 26, 2006 and 540,900 shares will vest on September 26, 2007, and 540,900 shares of the Company’s Common Stock will vest on September 26, 2008, subject, in each case, to the provisions of Section 10 below. If the Agreement is not renewed by the Executive beyond its initial term and the Company wishes to renew the Agreement beyond the initial term without substantial change in the terms of this Agreement, but not including section 5 (d), then such options which have not vested will expire upon termination. In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and the Stock Option related provisions contained in Section 10 below. The exercise price of said 1,622,700 shares shall be equal to 100% of the Fair Market Value (trading price) on the first date of employment. In addition, Company shall grant the Executive non-qualified stock options (“Stock Options”) to purchase 400,000 shares of Common Stock of the Company pursuant to the Company’s Stock Option Plan, with the signing of a third party agreement which provides milestone opportunities in excess of $30 million in revenue. Such stock option grant shall have a term of five (5) years. Such stock option shall vest ratably over a three-year period ending on the third anniversary of the grant so that 133,333 shares of the Company’s Stock will vest on the first anniversary of the grant, the second anniversary of the grant, and 133,334 shares of the Company’s Stock will vest on the third anniversary of the grant, subject to the provisions of Section 10 below. If the Agreement is not renewed by the Executive beyond its initial term and the Company wishes to renew the Agreement beyond the initial term without substantial change in the terms of this Agreement, but not including section 5 (d), then such options which have not vested will expire upon termination. (Such stock options may be delivered earlier, but not earlier than six (6) months following the first day of employment subject to Board approval). The exercise price of said 400,000 shares shall be equal to 100% of the Fair Market Value (trading price) on the date of the stock option grant. Such option grants are not incentive stock options. As such, research of taxation for these stock option grants shall be the sole responsibility of the Executive.

              (e)    Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

              (f)    Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans including, without limitation,

D&O coverage, indemnification afforded to all Directors and Officers of the Company, long term disability coverage at 60% of base wages under the company’s Long Term Disability Plan and an additional 20% of base wages as supplemental disability coverage, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits as the Company shall make available to its senior executives from time to time.

              (g)    Vacation. The Executive shall, during the Term, be entitled to a vacation of five (5) weeks per annum commencing January 1, 2006, in addition to holidays observed by the Company. The Executive shall not be entitled to carry any vacation forward to the next year of employment..

        6.    Confidential Information and Inventions.

              (a)    The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

              (b)    The Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company. Such restriction does not apply to Executive’s utilization of that information in furtherance of Company’s normal business objectives.

              (c)    The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term, other than those Inventions listed on Schedule 6(c) attached hereto, shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board of Directors of the Company may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

                      (i)    to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                      (ii)    to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

              (d)    The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

              (e)    The provisions of this Section 6 shall survive any termination of this Agreement, but shall not apply during or after Executive’s employment term to information or inventions of other entities that Executive may serve as a director with prior board approval.

        7.    Non-Competition, Non-Solicitation and Non-Disparagement.

              (a)    The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and the Executive agrees that, during the Term and for a period of eighteen (18) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business [directly] competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development of novel application drug delivery systems for presently marketed prescription and over-the-counter drugs and providing consulting services in connection therewith, and in the future in any other business in which it actually devotes substantive resources to study, develop or pursue. Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than 4.9%of any class or series of outstanding securities of such corporation.

              (b)    During the Term and for eighteen (18) months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

                      (i)    solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the

Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

                      (ii)    solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or

                      (iii)    solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

              (c)    The Executive and the Company mutually agree that both during the Term and at all times thereafter, they shall not directly or indirectly disparage, whether or not true, the name or reputation of the Executive, Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

              (d)    In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of

Sections 6 or 7 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

              (e)    Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

              (f)    In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

              (g)    The provisions of this Section 7 shall survive any termination of this Agreement.

        8.    Representations and Warranties by the Executive and Company.

               The Executive and the Company hereby represents and warrants to each other as follows:

                      (i)    Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive or Company is a party or by which they are bound.

                      (ii)    The Executive and the Company have the full right, power and legal capacity to enter and deliver this Agreement and to perform their duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive and the Company enforceable against them in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive or Company to execute and deliver this Agreement or perform their duties and other obligations hereunder.

        9.    Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

              (a)    The Executive’s employment hereunder may be terminated by the Board of Directors of the Company for “Cause”. Cause is defined as:

                      (i)    The willful failure, disregard or refusal by the Executive to perform his duties hereunder;

                      (ii)    Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, or executive of the Company or any of its affiliates;

                      (iii)    Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to legal directions received by the Executive from the Board of Directors of the Company;

                      (iv)    The Executive’s indictment of any felony or a conviction misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

                      (v)    The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board of Directors of the Company;

                      (vi)    Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

                      (vii)    Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; and

                      (viii)  Breach by the Executive of any provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within thirty (30) days after written notice thereof is given to the Executive by the Company.

                      (ix)    Before constituting grounds for termination for cause, Executive will be given written notice and five (5) business days to cure conduct under Paragraphs i, iii, vii, and viii of this section.

              (b)    The Executive’s employment hereunder may be terminated by the Board of Directors of the Company due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board of Directors of the Company has provided a written termination notice to the Executive supported by a written statement from a two reputable independent physicians one of which has been selected by Executive, to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. Such written statements supporting Disability will have the same meaning as Long Term Disability allowing coverage by the Company’s Long Term Disability Insurance. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

              (c)    The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means (i) a breach by the Company of its material obligations under Section 5 of this Agreement (a “Material Breach”), (ii) a material reduction by the Board of Directors of the Company of the Executive’s duties, title or authority provided for in this Agreement (a “Material Change”), or (iii) the relocation of the principal executive office of the Company in excess of fifty (50) miles from its present location not consented to by the Executive; provided, however, that a Material Breach or a Material Change shall constitute Good Reason only if the Executive has notified the Board of Directors of the Company in writing of the existence and particulars of such Material Breach or Material Change and the Board of Directors has failed to remedy such Material Change or Material Breach within thirty (30) days of such notice.

              (d)    The Executive’s employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

        10.  Compensation upon Termination.

              (a)    If the Executive’s employment is terminated as a result of his death or Disability, the Company shall (i) pay to the Executive or to the Executive’s estate, as applicable, (x) his Base Salary and any accrued and unpaid Bonus and expense reimbursement amounts through the date of his death or Disability and (y) the pro rata portion of the Guaranteed Bonus and Stock Options earned by the Executive during the year of his death or Disability (which, for this purpose, shall be prorated in accordance with the number of full months in such year during which the Executive was employed hereunder), and (ii) for the longer of twelve (12) months following his death or Disability or the balance of the Term (as if such termination had not occurred) provide continuation coverage to the members of the Executive’s family and, in the case of termination for Disability, the Executive under all major medical and other health, accident, life or other disability plans and programs in which such family members and, in the case of termination for Disability, the Executive participated immediately prior to his death or Disability. All Stock Options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. Any Stock Options that have vested as of the date of the Executive’s death or Disability (including the Options described in the immediately preceding sentence) shall remain exercisable for a period of ninety (90) days after the date of his death or Disability.

              (b)    If the Executive’s employment is terminated by the Board of Directors of the Company for Cause or by the Executive other than for Good Reason, the Company shall pay to the Executive his Base Salary through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company. All Stock Options that have not vested as of the date of any such termination shall be deemed to have expired as of such date and, in addition, the Executive’s right to exercise any vested Stock Options shall terminate as of such date.

              (c)    If the Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control, the Company (or its successor, as applicable) shall (i) continue to pay to the Executive his Base Salary for a period of one year following such termination, and (ii) pay the Executive any Bonus that would have otherwise been due to the Executive by the end of the calendar end of the year in which such termination occurs as well as any expense reimbursement amounts owed through the date of termination. All Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such date.

              (d)    If (i) the Executive’s employment is terminated prior to end of term by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Sections 10(b) or (c), or (ii) the Executive’s employment is terminated by the Executive for Good Reason or the Company provides notice to Executive this Employment agreement will not be renewed, the Company shall (i) continue to pay to the Executive twelve (12) month severance from date of public announcement of same, but no less than nine (9) months from date of termination of employment, (ii) pay the Executive the Bonus that would have otherwise been due, unless there is documentation on file for a period of at least three (3) months regarding performance issues which have not been cured, to the Executive in the calendar year in which such termination or non-renewal occurs and (iii) pay the Executive any expense reimbursement amounts owed through the date of termination. The Company’s obligation under clauses (i) and (ii) in the preceding sentence will be reduced, however, if compensation is received from other employment for these amounts but not less than nine (9) months, otherwise actually earned by the Executive during the one year period following the termination of his employment. All Stock Options that are granted shall be accelerated and deemed to have vested as of the termination date. All vested options at date of termination shall expire ninety (90) days post termination of employment.

              (e)    The continuation coverage under any major medical and other health, accident, life or other disability plans and programs for the periods provided in Section 10(a) shall be provided (i) at the expense of the Company and (ii) in satisfaction of the Company’s obligation under Section 4980B of the Internal Revenue Code of 1986 (and any similar state law) with respect to the period of time such benefits are continued hereunder. Notwithstanding anything to the contrary contained herein, the Company’s obligation to provide such continuation coverage under such Sections shall cease immediately upon the date any covered individual becomes eligible for similar benefits under the plans or policies of another employer.

              (f)    This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10.

              (g)    Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

              (h)    The provisions of this Section 10 shall survive any termination of this Agreement.

        11.  Miscellaneous.

              (a)    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

              (b)    Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New Jersey in accordance with the commercial rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New Jersey, Hunterdon County, or the United States District Court for the District of New Jersey, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne by the non prevailing party as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

              (c)    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

              (d)    This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

              (e)    This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

              (f)    The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

              (g)    All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

              (h)    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

              (i)    As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

              (j)    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

              (k)    This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NOVADEL PHARMA, INC

By: /s/ ROBERT G. SAVAGE
Name: Robert G. Savage
Title: Chairman

EXECUTIVE

By: /s/ JAN H. EGBERTS
Name: Jan H. Egberts M.D.

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